Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Corporate Communications / Office: 412-820-1347 / Cell: 412-736-6186 / bbutter@tollgrade.com
TOLLGRADE REPORTS THIRD QUARTER 2006 RESULTS IN RANGE OF GUIDANCE
PITTSBURGH, PA – October 25, 2006 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $14.9 million and a loss per share of $(0.25) for the third quarter ended September 30, 2006. These results include a per share charge of $(0.30) for the implementation of cost restructuring initiatives announced on July 27, 2006. Excluding this charge, our non-GAAP earnings per share for the third quarter ended September 30, 2006 were $0.05. In comparison, revenue and per share results for the third quarter of 2005 were $16.8 million and $0.11, respectively, including a charge of $(0.02) per share related to the write down of certain acquired software. Revenues and earnings per share for the third quarter of 2006 were within the range of estimates the Company provided on July 27, 2006, which indicated sales could range from $14.5 million to $17.5 million, and earnings per share could range between $(0.31) to $(0.22) on a GAAP basis and breakeven to $0.09 on a non-GAAP basis.
On a year to date basis, the Company reported revenue of $48.8 million and a loss per share of $(0.26) for the nine month period ended September 30, 2006. Excluding the special charges for restructuring discussed below, non-GAAP earnings per share for the nine month period ended September 30, 2006 were $0.03. In comparison, revenues for the nine months ended September 24, 2005 were $48.2 million and earnings per share were $0.13. Excluding the special charges related to the write-down of certain acquired software and retirement cost associated with the Company’s former CEO, non-GAAP earnings per share for the nine months ended September 24, 2005 were $0.19.
Strategic Initiatives
During the third quarter of 2006 the Company recorded a charge of approximately $5.8 million related to its previously announced cost restructuring initiatives, of which $5.3 million is a non-cash charge. The restructuring
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024 / 412-820-1400 / 800-878-3399 / Fax: 412-820-1530
685 Route 202/206 South / Bridgewater, NJ 08807 / 908-243-3900 / Fax: 908-243-3300
7020 Professional Parkway East / Sarasota, FL 34240 / 941-373-6800 / 877-280-0030 / Fax: 941-373-6887
Telco Support: 800-777-5405 / Cable Support (TAC): 941-373-6850 or 888-486-3510
www.tollgrade.com

charge includes severance of $0.2 million, lease abandonment costs of $0.3 million, inventory write-downs of $4.3 million, and fixed assets and property impairments of $1.0 million. Cash outlays during the third quarter of 2006 for the restructuring costs were $0.2 million. The Company expects to record a charge of approximately $0.3 million in the fourth quarter of 2006 for completion of this program.
“We have made significant progress reducing the overall cost structure of our business in a highly competitive market,” said Mark B. Peterson, Tollgrade’s President and CEO. “Our strategic initiative to improve efficiency is on track with our plans and will remain a focus area for us. We continue to pursue international project opportunities for both existing and planned products and are well-positioned with domestic cable and telecom customers as they assess their triple-play service assurance needs,” added Peterson.
Third Quarter 2006 Revenue Results
Sales of Tollgrade’s DigiTest® system products were $2.6 million in the third quarter of 2006, compared to $5.2 million in the third quarter of 2005. DigiTest system revenues declined in the third quarter of 2006 compared to the third quarter of 2005, primarily due to reduced deployment of products into the Middle East, offset, in part, by increased sales of product into Africa.
Overall sales of cable hardware and software products were $2.9 million in the third quarter of 2006, compared to $3.2 million in the third quarter of 2005. The decrease was primarily due to the inclusion in the prior year quarter of higher sales of certain legacy products, as well as a large sale of VoIP products to an international customer.
Sales of LoopCare™ software products, separate and unrelated to the Company’s DigiTest system products, were $0.7 million in the third quarter of 2006 compared to sales of $0.2 million in the third quarter of 2005. The third quarter of 2006 includes the effect of additional software customization work for a customer in the Middle East and for Cincinnati Bell. LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2.9 million in the third quarter of 2006 compared to $2.4 million in the comparable period of the prior year.

Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $4.1 million in the third quarter of 2006, compared to $4.9 million in the third quarter of 2005. The third quarter of 2005 benefited from increased bulk purchases likely due to hurricane and storm-related restoration projects by certain RBOCs.
Third quarter 2006 sales from Services, which includes installation oversight and project management services provided to RBOCs and fees for software maintenance, were $2.9 million, compared to $3.3 million in the third quarter of 2005. The decline is primarily attributable to lower sales of software maintenance for traditional legacy cable products.
Sales of products acquired from Emerson on February 24, 2006, were $1.7 million for the third quarter of 2006. Sales were driven by pilot acceptance and initial deployment of product into Eastern Europe.
Third Quarter 2006 Financial and Operating Data
Gross profit for the third quarter of 2006 was $3.2 million, a decrease of $5.6 million or 63.4% compared to $8.8 million in the third quarter of 2005, and gross profit as a percentage of sales for the third quarter of 2006 was 21.4% versus 52.1% for the prior year quarter. The gross margin for the quarter ended September 30, 2006 included a $4.3 million charge for inventory associated with our restructuring effort, while gross margin for the quarter ended September 24, 2005 included a charge of $0.4 million associated with the write-down of the value of certain acquired software. Excluding these charges from their respective periods, gross profit was $7.6 million in the third quarter of 2006 compared to $9.2 million in the third quarter of 2005, a decrease of $1.6 million or 17.8% primarily as a result of lower sales volumes. Excluding special charges, gross profit as a percentage of sales for the third quarter of 2006 was 50.5% versus 54.7% for the third quarter of 2005. The decrease in gross profit as a percentage of sales was primarily the result of product mix due to lower overall sales of DigiTest and MCUs in the third quarter of 2006.
Overall operating expenses were $8.9 million for the third quarter of 2006, including a restructuring charge of $1.5 million, compared to $7.3 million in the third quarter of 2005. Selling and marketing expenses for the third quarter of 2006 were $2.5 million, an increase of $0.5 million from the third quarter of 2005. The increase is attributable to employee costs associated with the addition of the Emerson product line, stock compensation expense, and increased commission costs. General and administrative expenses decreased slightly to $1.8 million in the third quarter of 2006 compared to $1.9 million in the third quarter of 2005. Research and development expenses for the third quarter of 2006 were $3.2 million, a decrease of $0.2 million from the third quarter of 2005 as some of the initial cost benefits of the restructuring program were realized.
The effective tax rate for the third quarter of 2006 was a benefit of approximately 35.1%, compared to approximately 17.5% of tax expense provided for in the prior year quarter. The effective tax rate for the third quarter of 2006 reflects higher losses as a result of restructuring and the relative impact of permanent tax items thereon.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $11.6 million as of September 30, 2006, compared to backlog of $14.7 million as of December 31, 2005. The decrease is primarily attributable to the completion of significant milestones for certain large projects and timing of the renewal of certain maintenance agreements that expire on December 31, 2006. The backlog at September 30, 2006 and December 31, 2005 included approximately $4.7 million and $6.2 million, respectively, related to software maintenance contracts, which is earned and recognized as income on a ratable basis during the remaining terms of these agreements.
Management expects that approximately 62.0% of the current total backlog will be recognized as revenue in the fourth quarter of 2006.
Fourth Quarter 2006 Outlook
“Regarding our fourth quarter 2006 outlook, we expect to continue to generate revenue from existing projects which will contribute to the fourth quarter,” said Peterson. “In addition, there are certain sales opportunities that were in process at the end of the third quarter of 2006 which we believe will close in the fourth quarter. As a result, we expect revenues for the fourth quarter of 2006 to range from $14.5 million to $18.5 million and earnings per share of $0.02 to $0.13 including an estimate of approximately $0.3 million of expense related to finalization of our restructuring efforts. Excluding these restructuring costs, non-GAAP earnings per share should range from $0.03 to $0.14. Our business continues to evolve to be more project-oriented while customers transition their network platforms,” added Peterson.

Conference Call and Webcast
A conference call to discuss earnings results for the third quarter of 2006 will be held on October 26, 2006 at 9:00 a.m., Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=36084
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies for the broadband marketplace. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services. Tollgrade, headquartered near Pittsburgh in Cheswick, Pa., and its products and customer reach span over 200 million embedded access lines, more than any other test and measurement supplier. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	30, 2006	24, 2005	30, 2006	24, 2005
Revenues:
Products	$12,053	$13,573	$38,828	$38,412
Services	2,896	3,229	9,982	9,757

	14,949	16,802	48,810	48,169

Cost of sales:
Products	5,454	5,987	19,238	18,210
Services	982	911	3,601	2,643
Amortization	962	718	2,853	2,147
Inventory write-down	4,346	—	4,346	—
Write down of acquired software	—	424	—	424

	11,744	8,040	30,038	23,424

Gross profit	3,205	8,762	18,772	24,745

Operating expenses:
Selling and marketing	2,459	1,918	8,081	6,594
General and administrative	1,751	1,910	5,935	5,640
Research and development	3,233	3,465	10,484	10,554
Restructuring expense	1,500	—	1,500	—
Retirement expense	—	—	—	775

Total operating expenses	8,943	7,293	26,000	23,563

(Loss) income from operations	(5,738)	1,469	(7,228)	1,182
Other income	729	313	1,984	827

(Loss) income before income taxes	(5,009)	1,782	(5,244)	2,009
(Benefit) provision for income taxes	(1,759)	311	(1,826)	328

Net (loss) income	$(3,250)	$1,471	$(3,418)	$1,681

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,247	13,221	13,236	13,202

Net (loss) income per common and common equivalent shares	$(0.25)	$0.11	$(0.26)	$0.13

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September	December
	30, 2006	31, 2005
ASSETS

Current assets:
Cash and cash equivalents	$51,169	$49,421
Short-term investments	7,245	18,010
Accounts receivable:
Trade	15,100	9,456
Other	1,292	1,406
Inventories	10,953	9,934
Prepaid expenses	847	1,397
Deferred and refundable tax assets	3,445	1,803
Assets held for sale	1,190	—

Total current assets	91,241	91,427

Property and equipment, net	3,549	6,390
Deferred tax assets	207	46
Intangibles and capitalized software costs, net	42,020	43,616
Goodwill	23,857	21,562
Receivable from officer	149	153
Other assets	119	135

Total assets	$161,142	$163,329

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,473	$1,262
Accrued warranty	2,133	2,220
Accrued expenses	3,605	2,579
Accrued salaries and wages	158	660
Accrued royalties payable	160	581
Income taxes payable	441	869
Deferred income	2,836	2,450

Total current liabilities	10,806	10,621

Deferred tax liabilities	2,615	2,447

Total liabilities	13,421	13,068

Total shareholders’ equity	147,721	150,261

Total liabilities and shareholders’ equity	$161,142	$163,329

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	Sept 30, 2006	Sept 24, 2005

Cash flows from operating activities:
Net (loss) income	$(3,418)	$1,681
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,483	4,038
Compensation expense related to stock plans	378	—
Deferred income taxes	(2,280)	408
Restructuring and asset impairment	5,338	—
Provisions for losses on inventory	(44)	237
Write down of acquired software	—	424
Provision for allowance for doubtful accounts	(47)	80
Changes in assets and liabilities:
Accounts receivable-trade	(3,770)	(2,688)
Accounts receivable-other	114	(875)
Inventory	(4,208)	2,425
Prepaid expenses and other assets	570	1,629
Refundable taxes	645	212
Accounts payable	(425)	(146)
Accrued warranty	(87)	(14)
Accrued expenses and deferred income	1,089	63
Accrued royalties payable	(421)	(226)
Accrued salaries and wages	(502)	(274)
Income taxes payable	(428)	10

Net cash (used in) provided by operating activities	(3,013)	6,984

Cash flows from investing activities:
Purchase of Emerson test division	(5,501)	—
Purchase of short-term investments	(7,589)	(15,479)
Redemption/maturity of short-term investments	18,354	12,490
Capital expenditures, including capitalized software	(1,003)	(903)

Net cash provided by (used in) investing activities	4,261	(3,892)

Cash flows from financing activities:
Proceeds from exercise of stock options	406	65
Tax benefit from exercise of stock options	94	8

Net cash provided by financing activities	500	73

Net increase (decrease) in cash and cash equivalents	1,748	3,165
Cash and cash equivalents at beginning of period	49,421	32,622

Cash and cash equivalents at end of period	$51,169	$35,787

Explanation of Non-GAAP Measures
During the third quarter of 2006, we implemented a restructuring program aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the non-recurring charges associated with the restructuring initiatives announced on July 27, 2006, as well as the related income tax effects of such items. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our third quarter, 2006 financial performance and expected financial performance for the fourth quarter of 2006. We have also provided non-GAAP financial measures for certain actions completed during 2005, including the write-down of certain acquired software and retirement costs associated with a former CEO. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may therefore not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three and nine month periods ended September 30, 2006 and September 24, 2005, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Restructuring expense: For the three and nine months ended September 30, 2006 we have excluded the effect of the restructuring program from our GAAP gross profit, gross profit percentage, operating expense, operating income, net income and diluted EPS. The restructuring program included charges associated with the write down of inventory, employee severance and associated costs and write down of property. We believe it is useful for investors to understand the effect of these expenses on our cost structure.

•	2005 Special items: For the three and nine months ended September 24, 2005 we have excluded the effect of the write-down of certain acquired software. For the nine months ended September 24, 2005 we have excluded the charge associated with the retirement of our former CEO.

Reconciliation to GAAP- Quarter Ended September 30, 2006 (Unaudited)

				Operating	Net
		Gross Profit	Operating	(Loss)	(Loss)	Diluted
(In thousands, except per share amount	Gross Profit	Percentage	Expense	income	income	EPS

2006 GAAP Reported Results	$3,205	21.4%	$8,943	$(5,738)	$(3,250)	$(0.25)
Inventory write-down	4,346	29.1%		4,346	2,868	0.22
Restructuring			(1,500)	1,500	990	0.08

2006 Non-GAAP Results, Excluding special items	$7,551	50.5%	$7,443	$108	$608	$0.05
Reconciliation to GAAP- Nine Months Ended September 30, 2006 (Unaudited)

					Net
		Gross Profit	Operating	Operating	(Loss)	Diluted
(In thousands, except per share amount	Gross Profit	Percentage	Expense	(Loss)	Income	EPS

2006 GAAP Reported Results	$18,772	38.5%	$26,000	$(7,228)	$(3,418)	$(0.26)
Inventory write-down	4,346	8.9%		4,346	2,868	0.22
Restructuring expense			(1,500)	1,500	990	0.07

2006 Non-GAAP Results, Excluding special items	$23,118	47.4%	$24,500	$(1,382)	$440	$0.03
Reconciliation to GAAP- Quarter Ended September 24, 2005 (Unaudited)

		Gross Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount	Gross Profit	Percentage	Expense	Income	Income	EPS

2005 GAAP Reported Results	$8,762	52.1%	$7,293	$1,469	$1,471	$0.11
Acquired software write-down	424	2.6%		424	280	0.02

2005 Non-GAAP Results, Excluding special items	$9,186	54.7%	$7,293	$1,893	$1,751	$0.13
Reconciliation to GAAP- Nine Months Ended September 24, 2005 (Unaudited)

		Gross Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount	Gross Profit	Percentage	Expense	Income	Income	EPS

2005 GAAP Reported Results	$24,745	51.4%	$23,563	$1,182	$1,681	$0.13
Acquired software write-down	424	0.9%		424	280	0.02
Retirement expense			(775)	775	512	0.04

2005 Non-GAAP Results, Excluding special items	$25,169	52.3%	$22,788	$2,381	$2,473	$0.19

Forward-Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for the fourth quarter of 2006, the expected charges and cash payments arising from the Company’s cost restructuring plan and the expected effect such actions will have on the Company’s revenues and earnings, its participation in the fundamental network migration currently underway in the telecommunications industry and its confidence in winning broadband customers. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) the unanticipated further decline of the capital budgets allocated to legacy network elements for certain of our major customers; (b) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (c) the inability of the Company to achieve its planned cost reductions and to reduce expenditures quickly enough to restore profitability in that portion of its business; (d) the risk that cost-cutting initiatives will impair the Company’s ability to effectively develop and market products and remain competitive in the telecom business; (e) possible delays in deployment of products under international contracts due to project delays, political instability, inability to obtain proper acceptances or other unforeseen delays; (f) possible delays in, or the inability to, complete renewals of long term maintenance contracts with certain of our RBOC customers, two of which are scheduled to expire this year, or to complete negotiation and execution of purchase agreements with new customers; (g) lower than expected demand for our cable testing products; (h) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (i) our ability to close certain international opportunities, due to numerous risks and uncertainties inherent in international markets; (j) our dependence upon a limited number of third party subcontractors to manufacture certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate; (m) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2005 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™LoopCare is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.